                           WYNN'S INTERNATIONAL, INC.

                           OFFER TO PURCHASE FOR CASH
                   UP TO 1,100,000 SHARES OF ITS COMMON STOCK
                 (INCLUDING THE ASSOCIATED JUNIOR PARTICIPATING
                        PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT GREATER THAN $25.00
                         NOR LESS THAN $22.00 PER SHARE

            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
               AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY,
                 APRIL 22, 1997, UNLESS THE OFFER IS EXTENDED.

    Wynn's International, Inc., a Delaware corporation (the "Company"), hereby invites its stockholders to tender shares of its Common Stock, $1.00 par value per share (the "Shares") (including the associated Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 3, 1989, as amended, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent), to the Company at prices, net to the seller in cash, not greater than $25.00 nor less than $22.00 per Share, in increments of $0.25, specified by such stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the Rights are redeemed by the Company prior to the expiration of the Offer, a tender of Shares will also constitute a tender of the Rights. Unless the context requires otherwise, all references herein to the Shares shall include the Rights. The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $25.00 nor less than $22.00 per Share) (the "Purchase Price") that it will pay for Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 1,100,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn at prices not greater than $25.00 nor less than $22.00 per Share) pursuant to the Offer. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration and conditional tenders described herein. No separate consideration will be paid for the Rights. The Company will return all Shares not purchased under the Offer, including Shares tendered and not withdrawn at prices greater than the Purchase Price, Shares not purchased because of proration and Shares that were conditionally tendered and not accepted for purchase.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

    The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "WN." On March 24, 1997, the last trading day prior to the announcement of the Offer, the closing price of the Shares as reported on the NYSE Composite Tape was $22.875 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 8.

                              -------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                                LEHMAN BROTHERS
                                   ---------

March 26, 1997

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile copy thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to Harris Trust Company of New York, the depositary for the Offer (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary along with the Letter of Transmittal or follow the procedure for book-entry delivery set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. Stockholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer by the expiration of the Offer must tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    STOCKHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES, IN ORDER TO EFFECT A PROPER TENDER OF THEIR SHARES. IF A STOCKHOLDER DESIRES TO TENDER SHARES AT MORE THAN ONE PRICE, SUCH STOCKHOLDER MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH PRICE AT WHICH SUCH STOCKHOLDER IS TENDERING SHARES, EXCEPT THAT THE SAME SHARES CANNOT BE TENDERED (UNLESS PROPERLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                                   TABLE OF CONTENTS

  SECTION                                                                                                           PAGE
-----------                                                                                                         -----

             Introduction......................................................................................           1

        1.   Number of Shares; Proration.......................................................................           2

        2.   Tenders by Owners of Fewer than 100 Shares........................................................           4

        3.   Procedure for Tendering Shares; Conditional Tender of Shares......................................           5

        4.   Withdrawal Rights.................................................................................           8

        5.   Purchase of Shares and Payment of Purchase Price..................................................           9

        6.   Certain Conditions of the Offer...................................................................          10

        7.   Price Range of Shares; Dividends..................................................................          12

        8.   Interest of Directors and Executive Officers; Transactions and
               Arrangements Concerning the Shares..............................................................          12

        9.   Source and Amount of Funds........................................................................          14

       10.   Purpose of the Offer; Certain Effects of the Offer................................................          14

       11.   Certain Information About the Company.............................................................          16

       12.   Effects of the Offer on the Market for Shares;
               Registration Under the Exchange Act.............................................................          20

       13.   Certain Legal Matters; Regulatory Approvals.......................................................          20

       14.   Certain Federal Income Tax Consequences...........................................................          21

       15.   Extension of the Offer; Termination; Amendments...................................................          24

       16.   Fees and Expenses.................................................................................          25

       17.   Miscellaneous.....................................................................................          26

TO THE HOLDERS OF COMMON STOCK OF
  WYNN'S INTERNATIONAL, INC.:

INTRODUCTION

    The Company hereby invites its stockholders to tender Shares to the Company at prices, net to the seller in cash, not greater than $25.00 nor less than $22.00 per Share, in increments of $0.25, specified by such stockholders, upon the terms and subject to the conditions set forth in the Offer. Unless the Rights are redeemed by the Company prior to the expiration of the Offer, a tender of Shares will also constitute a tender of the Rights. The Company will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price (not greater than $25.00 nor less than $22.00 per Share) that it will pay for Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 1,100,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn at prices not greater than $25.00 nor less than $22.00 per Share) pursuant to the Offer. All Shares properly tendered and not withdrawn at prices at or below the Purchase Price prior to the Expiration Date (as defined in Section 1) will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration and conditional tenders described below. No separate consideration will be paid for the Rights. The Company reserves the right, in its sole discretion, to purchase more than 1,100,000 Shares pursuant to the Offer. See Sections 1 and 15.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 8.

    If, prior to the Expiration Date, more than 1,100,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not withdrawn at or below the Purchase Price, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from all Odd Lot Owners (as defined in Section 2) who properly tender all (and do not withdraw any of) their Shares at or below the Purchase Price and then, subject to the conditional tender provisions described in
Section 3, on a pro rata basis, if necessary, from all other stockholders whose Shares are properly tendered and not withdrawn at or below the Purchase Price. See Sections 1 and 2. The Company will return all Shares not purchased under the Offer, including Shares tendered and not withdrawn at prices greater than the Purchase Price, Shares not purchased because of proration and Shares that were conditionally tendered and not accepted for purchase. Tendering stockholders will not be obligated to pay brokerage fees or commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. In addition, the Company will pay the fees and expenses of Lehman Brothers (the "Dealer Manager"), Harris Trust Company of New York (the "Depositary") and D. F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See
Section 16.

    ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY

BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% (30% FOR FOREIGN STOCKHOLDERS) OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 14.

    Over the past several years the Company has generated substantial excess cash. At December 31, 1996, the Company's cash and cash equivalents were approximately $53.3 million. The Company is making the Offer because the Board of Directors believes that, given the Company's cash and cash equivalents, and its anticipated capital requirements for existing operations, the Offer represents the opportunity to return a portion of the Company's cash to the Company's stockholders, permitting them to invest it according to their preferences and objectives. After considering other alternatives, such as retaining all of the excess funds for possible future acquisitions or paying a special cash dividend, the Board of Directors concluded that the Offer was the preferable alternative for enhancing stockholder value. The Company believes that following completion of the Offer, its cash and cash equivalents, projected cash flow from operations and credit available under its lines of credit will be adequate to meet the Company's cash needs for normal operations and anticipated capital expenditures for the foreseeable future. In addition, the Company believes that, in light of the Company's financial position, the consummation of the Offer should not foreclose possible future acquisitions.

    The Offer gives stockholders the opportunity to sell Shares at prices greater than market prices prevailing prior to announcement of the Offer. The Offer also provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $25.00 nor less than $22.00 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales.

    The Shares are listed and traded on the NYSE under the symbol "WN." On March 24, 1997, the last trading day prior to the announcement of the Offer, the closing price of the Shares as reported on the NYSE Composite Tape was $22.875 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

    Shares acquired by the Company pursuant to the Offer will be treated as treasury shares and, therefore, will be available for subsequent issuance by the Company. Except for the issuance of Shares under the Company's stock option and employee benefit plans, the Company has no current plans for reissuance of the Shares it may acquire pursuant to the Offer or issuance of any other authorized but unissued Shares.

    As of March 24, 1997, there were 13,714,717 Shares outstanding and 993,691 Shares issuable upon the exercise of outstanding stock options and the vesting of outstanding performance share awards under the Company's stock option and employee benefit plans. The 1,100,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 8.0% of the Shares outstanding as of March 24, 1997 and approximately 7.5% of the Shares outstanding as of such date on a fully diluted basis (assuming the exercise of all outstanding stock options and the vesting of all outstanding performance share awards).

    As of March 24, 1997, the Wynn Foundation (the "Foundation"), of which Wesley E. Bellwood and John D. Borie, directors of the Company, are trustees, owned 818,146 Shares, or approximately 6.0% of the Shares outstanding. The Foundation has advised the Company that it intends to tender 150,000 Shares pursuant to the Offer. If the Company purchases 1,100,000 Shares pursuant to the Offer, including the 150,000 Shares that the Foundation intends to tender, the Foundation would own approximately 5.3% of the outstanding Shares upon completion of the Offer.

1.  NUMBER OF SHARES; PRORATION.

    Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase 1,100,000 Shares or such lesser number of Shares as are properly tendered on or prior to the

Expiration Date (and not withdrawn in accordance with Section 4) at a price (determined in the manner set forth below) not greater than $25.00 nor less than $22.00 per Share. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, April 22, 1997, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also Section 6. Subject to the purchase of Shares properly tendered and not withdrawn by Odd Lot Owners as set forth in Section 2, if the Offer is oversubscribed, Shares tendered and not withdrawn at or below the Purchase Price prior to the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

    The Company will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price (not greater than $25.00 nor less than $22.00 per Share) that it will pay for Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 1,100,000 Shares (or such lesser number as are properly tendered and not withdrawn at prices not greater than $25.00 nor less than $22.00 per Share) pursuant to the Offer.

    The Company reserves the right, in its sole discretion, to purchase more than 1,100,000 Shares pursuant to the Offer but the Company does not, in any event, intend to purchase more Shares than can be purchased for an aggregate consideration of $30.0 million. If (a) the Company (i) increases or decreases the range of prices at which Shares may be properly tendered, (ii) increases the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or (iii) decreases the number of Shares being sought, and (b) the Offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended for ten business days from and including the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making public announcement thereof. See Section 15. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

    In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares must specify the price or prices (not greater than $25.00 nor less than $22.00 per Share, in increments of $0.25) at which such stockholder is willing to have such stockholder's Shares purchased by the Company. All Shares purchased pursuant to the Offer will be purchased at the Purchase Price, net to the seller in cash. All Shares not purchased pursuant to the Offer, including Shares tendered and not withdrawn at prices greater than the Purchase Price, Shares not purchased because of proration, and Shares that were conditionally tendered and not accepted for purchase, will be returned to the tendering stockholders at the Company's expense (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with one of the Book-Entry Transfer Facilities (as defined in Section
3) by the participant therein who so delivered such Shares) as promptly as practicable (which, in the event of proration, is expected to be approximately nine NYSE trading days) following the Expiration Date or termination of the Offer.

    If the number of Shares properly tendered and not withdrawn at or below the Purchase Price prior to the Expiration Date is less than or equal to 1,100,000 Shares (or such greater number of Shares as the

Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered and not withdrawn.

    Upon the terms and subject to the conditions of the Offer, if, prior to the Expiration Date, more than 1,100,000 Shares (or such greater number of Shares as the Company elects to purchase) are properly tendered and not withdrawn at or below the Purchase Price, the Company will accept Shares for purchase in the following order of priority:

        (a) first, all Shares properly tendered and not withdrawn at or below the Purchase Price prior to the Expiration Date by or on behalf of any Odd Lot Owner who:

           (1) tenders all Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial and conditional tenders will not qualify for this preference); and

           (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

        (b) then, after purchase of all of the foregoing Shares, subject to the conditional tender provisions described in Section 3, all other Shares properly tendered and not withdrawn at or below the Purchase Price prior to the Expiration Date on a pro rata basis, if necessary (with adjustments to avoid purchases of fractional Shares).

    If proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering Shares other than Odd Lot Owners shall be based on the ratio of the number of shares tendered by such stockholder to the total number of Shares tendered by all stockholders other than Odd Lot Owners. Although the Company does not expect to be able to announce the final results of such proration until approximately seven NYSE trading days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Dealer Manager or the Information Agent and may be able to obtain such information from their brokers or financial advisors.

    As described in Section 14, the number of Shares that the Company will purchase from a stockholder may affect the federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR.

2.  TENDERS BY OWNERS OF FEWER THAN 100 SHARES.

    The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, if any, all Shares properly tendered and not withdrawn at or below the Purchase Price prior to the Expiration Date by or on behalf of stockholders who owned beneficially, as of the close of business on March 24, 1997, and who continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares ("Odd Lot Owners"). See Section 1. To avoid proration, however, an Odd Lot Owner must properly tender at or below the Purchase Price all Shares that such Odd Lot Owner beneficially owns; partial and conditional tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares, even if such holders have separate stock certificates for fewer than 100 Shares. Any Odd Lot Owner wishing to tender all Shares beneficially owned by such owner free of proration, if any, pursuant to the Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. See
Section 3. Any Odd Lot Owner whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but also will avoid any applicable odd lot discounts payable on sales of their Shares on the NYSE.

    The Company reserves the right, but will not be obligated, to purchase all Shares properly tendered and not withdrawn by any stockholder who has so tendered all Shares beneficially owned of record at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

3.  PROCEDURE FOR TENDERING SHARES; CONDITIONAL TENDER OF SHARES.

    PROPER TENDER OF SHARES.  For Shares to be properly tendered pursuant to the
Offer:

        (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or Agent's Message (as defined below) in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either certificates for such Shares to be tendered must be transmitted to and received by the Depositary at one of such addresses or such Shares must be tendered pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Depositary), in each case by the Expiration Date; or

        (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

    AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH STOCKHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" IN THE LETTER OF TRANSMITTAL THE PRICE (IN INCREMENTS OF $0.25) AT WHICH SUCH STOCKHOLDER'S SHARES ARE BEING TENDERED; PROVIDED, HOWEVER, THAT AN ODD LOT OWNER MAY CHECK THE BOX IN THE SECTION ENTITLED "ODD LOTS" IN THE LETTER OF TRANSMITTAL INDICATING THAT SUCH ODD LOT OWNER IS TENDERING ALL OF SUCH ODD LOT OWNER'S SHARES AT THE PURCHASE PRICE DETERMINED BY THE COMPANY IN ACCORDANCE WITH THE TERMS OF THE OFFER. STOCKHOLDERS DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SUCH STOCKHOLDERS ARE TENDERING SHARES, EXCEPT THAT THE SAME SHARES CANNOT BE TENDERED (UNLESS PROPERLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE. IN ORDER TO PROPERLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

    CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

    In addition, Odd Lot Owners who tender all their Shares must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 1.

    SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the certificate (which term, for purposes of this Section 3, includes any participant in The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the holder of the Shares) tendered therewith, and payment and delivery are to be made directly to such registered holder at such holder's address shown on the records of the Company, or (ii) if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association Inc. (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

    FEDERAL INCOME TAX BACKUP WITHHOLDING. Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a stockholder or other payee pursuant to the Offer unless the stockholder or other payee provides such person's taxpayer identification number (social security number or employer identification number) and certifies that such number is correct. Each tendering stockholder, other than a noncorporate foreign stockholder, should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary. Noncorporate foreign stockholders should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. In the case of any foreign stockholder, the Depositary will withhold 30% of the purchase price of Shares purchased from such stockholder in order to satisfy certain federal withholding requirements, unless such foreign stockholder proves in a manner satisfactory to the Company and the Depositary that: (i) the sale of its Shares pursuant to the Offer will qualify as a sale or exchange (and not as a dividend) for federal income tax purposes (see Section 14), in which case no withholding will be required, (ii) the foreign stockholder is eligible, under a tax treaty, for a reduced rate of withholding with respect to dividend income, in which case the Depositary will withhold at the reduced treaty rate, or (iii) the foreign stockholder is exempt from withholding because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. Each stockholder should consult his or her own tax advisor as to whether such stockholder is subject to or exempt from federal income tax withholding.

    For a discussion of certain other federal income tax consequences to tendering stockholders, see Section 14.

    BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE COMPANY OR ONE OF THE BOOK-ENTRY TRANSFER FACILITIES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY AND WILL NOT CONSTITUTE A PROPER TENDER.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

        (a) such tender is made by or through an Eligible Institution;

        (b) the Depositary receives (by hand, mail, telegram or facsimile transmission), prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery (indicating the price at which the Shares are being tendered) substantially in the form the Company has provided with this Offer to Purchase (with any required signature guarantees); and

        (c) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third NYSE trading day after the date of execution of the Notice of Guaranteed Delivery.

    DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the Purchase Price to be paid therefor, the form of documents and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, based on the advice of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares, and the Company's interpretation of the terms of the Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give such notice.

    RULE 14e-4. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person (directly or indirectly) to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period (including any extension thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities, and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representations for purposes of Rule 14e-4.

    CONDITIONAL TENDER OF SHARES. Under certain circumstances and subject to the exceptions set forth in Section 2, the Company may prorate the number of Shares purchased pursuant to the Offer. See Section 1. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder might affect the tax treatment of such purchase to such stockholder and such stockholder's decision whether to tender. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR. A stockholder may tender Shares subject to the condition that a specified minimum number of such holder's Shares tendered pursuant to a Letter of Transmittal or, if applicable, a Notice of Guaranteed Delivery must be purchased if any such Shares so tendered are purchased, and any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such Letter of Transmittal or Notice of Guaranteed Delivery.

    Any tendering stockholders wishing to make a conditional tender must calculate and appropriately indicate such minimum number of Shares. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph) and all Shares tendered by such stockholder pursuant to such Letter of Transmittal or Notice of Guaranteed Delivery will be returned as promptly as practicable thereafter.

    If conditional tenders, which would otherwise be so regarded as withdrawn, would cause the total number of Shares to be purchased to fall below 1,100,000, then, to the extent feasible, the Company will select enough of such conditional tenders that would otherwise have been so withdrawn to permit the Company to purchase 1,100,000 Shares (or such greater number of Shares as the Company may elect to purchase). In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the minimum number of Shares designated by the stockholder in the applicable Letter of Transmittal or Notice of Guaranteed Delivery as a condition to such stockholder's tender.

4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, the tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 12:00 Midnight, New York City time, on May 20, 1997.

    For a withdrawal to be effective, the Depositary must timely receive (at one of its addresses set forth on the back cover of this Offer to Purchase) a written, telegraphic or facsimile transmission notice of withdrawal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, the price(s) at which they were tendered, and, if different from that of the person who tendered such Shares, the name of the registered owner of such

Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. Any purported notice of withdrawal that lacks any of the required information will not be an effective withdrawal of a tender previously made.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give such notice. Any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered prior to the Expiration Date by again following any of the procedures described in Section 3.

    If the Company extends the period of time during which the Offer is open, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making a tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

    Upon the terms and subject to the conditions of the Offer, the Company will determine the Purchase Price it will pay for Shares properly tendered and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders, and will accept for payment (and thereby purchase), subject to the proration and conditional tender provisions of the Offer, Shares properly tendered and not withdrawn at or below the Purchase Price as promptly as practicable after the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to proration and conditional tenders, Shares which are properly tendered and not withdrawn at or below the Purchase Price when, as and if the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay the Purchase Price for 1,100,000 Shares (subject to increase or decrease as provided in Section 1 and Section 15) or such lesser number of Shares as are properly tendered and not withdrawn at prices not greater than $25.00 nor less than $22.00 per Share, as promptly as practicable after the Expiration Date.

    In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as promptly as practicable after the Expiration Date. The Company, however, does not expect to be able to announce the final results of any such proration until approximately seven NYSE trading days after the Expiration Date. Certificates for all Shares not purchased pursuant to the Offer, including Shares tendered and not withdrawn at prices greater than the Purchase Price, Shares not purchased because of proration, and Shares that were conditionally tendered and not accepted for purchase, will be returned to the tendering stockholders at the Company's expense (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant therein who so delivered such Shares) as promptly as practicable (which, in the event of proration, is expected to be approximately nine NYSE trading days) following the Expiration Date or termination of the Offer.

    Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation by a Book-Entry Transfer Facility of book-entry transfer of such Shares to the Depositary), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and other required documents. Under no circumstances will the Company pay interest on the Purchase Price regardless of any delay in making such payment. Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required. See Section 1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

    The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered owner, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

    ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% (30% FOR FOREIGN STOCKHOLDERS) OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 14.

6.  CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend or amend the Offer at any time in its sole discretion as described in Section 15, the Company shall not be required to purchase, accept for payment or pay for any Shares tendered, and may terminate or amend the Offer, if, before acceptance for payment or payment for any such Shares, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such circumstance, makes it undesirable or inadvisable to proceed with the Offer or with such purchase or payment:

        (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which:
    (1) challenges the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to or affects the Offer, or
    (2) in the Company's sole judgment, could materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company or any of its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

        (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, issued, or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any legislative body, court or any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might directly or indirectly: (1) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (2) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (3) materially impair the contemplated benefits of the Offer to the Company, or (4) materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company or any of its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries; or

        (c) there shall have occurred on or after March 24, 1997: (1) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (3) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (5) any significant decrease in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the Company's sole judgment, have a material adverse effect on the business, condition (financial or otherwise), income, operations, prospects or ability to obtain financing generally of the Company or any of its subsidiaries, or the trading in the Shares, or (7) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof; or

        (d) on or after March 24, 1997, any change shall have occurred or be threatened in the business, condition (financial or otherwise), income, operations, stock ownership or prospects of the Company or any of its subsidiaries, which, in the Company's sole judgment, is or may be material to the Company or any of such subsidiaries, or any other event shall have occurred which, in the Company's sole judgment, materially impairs the Offer's contemplated benefits; or

        (e) on or after March 24, 1997, any tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person or entity; or

        (f) (1) any person, entity, or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group which had publicly disclosed such ownership in a Schedule 13D or Schedule 13G (or amendment thereto) on file with the Securities and Exchange Commission (the "Commission") on or prior to March 24, 1997), (2) any such person, entity, or group who had filed a Schedule 13D or Schedule 13G with the Commission on or prior to March 24, 1997 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares (other than as a result of Shares repurchased in the Offer), (3) any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares, or (4) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities.

    The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this Section 6 and any related judgment by the Company regarding the inadvisability of proceeding with the acceptance for payment or payment for any tendered Shares shall be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are listed and traded on the NYSE under the symbol "WN." The following table sets forth the high and low sales prices per Share on the NYSE Composite Tape as compiled from published financial sources and the cash dividends paid per Share for the calendar quarters indicated. Per Share amounts reflect a three-for-two stock split effected in the form of a stock dividend to stockholders of record on each of December 15, 1995 and December 23, 1996:

                                                                        CASH
                                                                      DIVIDENDS
                                                                      PAID PER
                                                 HIGH        LOW        SHARE
                                                -------    -------    ---------
1995:
 1st Quarter.................................   $ 9 3/4    $ 8 5/8      $.0578
 2nd Quarter.................................    10 1/2      9 1/2       .0578
 3rd Quarter.................................    12 1/2     10 1/4       .0578
 4th Quarter.................................    13 3/8     11 1/2       .0578
1996:
 1st Quarter.................................    15 3/4     12           .0667
 2nd Quarter.................................    20         15 1/2       .0667
 3rd Quarter.................................    19 1/2     15 1/4       .0667
 4th Quarter.................................    21 5/8     18           .0667
1997:
 1st Quarter (through March 24, 1997)........   22 7/8     19 1/8        .0800 *

------------------------

* The dividend for the first quarter of 1997 will be paid on March 31, 1997 to stockholders of record as of March 14, 1997.

    On March 24, 1997, the last trading day prior to the announcement of the Offer, the closing price of the Shares as reported on the NYSE Composite Tape was $22.875 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

8. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

    As of March 24, 1997, the Wynn Foundation (the "Foundation"), of which Wesley E. Bellwood and John D. Borie, directors of the Company, are trustees, owned 818,146 Shares, or approximately 6.0% of the Shares outstanding. The Foundation has advised the Company that it intends to tender 150,000 Shares pursuant to the Offer. If the Company purchases 1,100,000 Shares pursuant to the Offer, including the 150,000 Shares that the Foundation intends to tender, the Foundation would own approximately 5.3% of the outstanding Shares upon completion of the Offer.

    As of March 24, 1997, the Company's directors and executive officers as a group beneficially owned (including Shares issuable upon the exercise of outstanding stock options exercisable within 60 days after the date hereof, but excluding Shares owned by the Foundation) an aggregate of 1,290,136 Shares (or approximately 9.0% of the outstanding Shares, including Shares issuable upon the exercise of outstanding stock options exercisable within 60 days after the date hereof). If the Company purchases 1,100,000 Shares pursuant to the Offer, and no executive officer or director tenders Shares pursuant to the Offer, then the Company's executive officers and directors as a group would beneficially own approximately 9.7% of the outstanding Shares (including Shares issuable upon the exercise of outstanding stock options exercisable within 60 days after the date hereof) upon completion of the Offer. The Company has been advised that no director or executive officer of the Company intends to tender any Shares pursuant to the Offer.

    Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates of any of the foregoing, has effected any transactions in the Shares during the 40 business day period prior to the date hereof.

    Neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

    In March 1989, the Board of Directors adopted a Shareholder Rights Plan (the "Rights Plan"). The Rights Plan provides for a dividend distribution of Rights with respect to outstanding shares of Common Stock of the Company issued prior to the earliest of March 3, 1999, the redemption date of the Rights or certain takeover events. In the event the Company is acquired under certain circumstances in a merger in which the Company is not the surviving corporation, or in the event that 50% or more of the Company's assets or earning power are sold, the Rights become rights to purchase the acquiring company's common stock at a 50% discount (the "flip-over feature"). In the event of certain acquisitions of 25% or more of the Company's Common Stock, the Rights become rights to purchase the Company's Common Stock at a 50% discount (the "flip-in feature"). The flip-in feature does not apply to tender or exchange offers for all outstanding Common Stock determined by nonmanagement directors of the Company to be fair and in the best interests of the Company and its stockholders (a "Qualified Offer") which provides the same or a higher value to the remaining stockholders. The flip-over feature does not apply to a merger following a Qualified Offer which provided the same or a higher value to the remaining stockholders. The Rights may be redeemed by the Company at a nominal price under certain circumstances. The Rights will expire on March 3, 1999 or on such later date to which the Rights may be extended by the Company, unless earlier redeemed.

    In June 1990, the Company amended the Rights Plan to provide that any person whose beneficial share ownership exceeds 25% of the total voting power of the Company as a direct consequence of a stock repurchase program or similar plan of the Company will not be deemed to have triggered a distribution of Rights. However, if such person later acquires an additional 1% or more of the outstanding voting power of the Company, then the Rights will be distributed in accordance with the provisions of the Rights Plan. Therefore, the repurchase of Shares by the Company pursuant to the Offer will not cause a distribution of Rights under the Rights Plan unless such a stockholder acquires additional Shares as set forth above.

    Unless and until the Rights become exercisable, the Rights trade only with the Shares and are represented by the stock certificates for the Shares. If the Rights become exercisable, separate certificates representing the Rights will be delivered to the holders of the Shares at such time, and the Rights will then trade separately from the Shares. Unless the Rights are redeemed by the Company prior to the expiration of the Offer, a tender of Shares will also constitute a tender of the Rights. No separate consideration will be paid for the Rights. Upon the purchase of Shares by the Company pursuant to the Offer, the sellers of Shares so purchased will no longer own the Rights associated with such Shares.

    The foregoing description of the Rights and the Rights Plan is qualified in its entirety by the terms of the Rights Agreement dated as of March 3, 1989, as amended June 11, 1990 and March 24, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

9.  SOURCE AND AMOUNT OF FUNDS.

    Assuming that the Company purchases 1,100,000 Shares pursuant to the Offer at a Purchase Price of $25.00 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $28.0 million. This amount will be paid from cash and cash equivalents of the Company.

10. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

    Over the past several years the Company has generated substantial excess cash. At December 31, 1996, the Company's cash and cash equivalents were approximately $53.3 million. The Company is making the Offer because the Board of Directors believes that, given the Company's cash and cash equivalents, and its anticipated capital requirements for existing operations, the Offer represents the opportunity to return a portion of the Company's cash to the Company's stockholders, permitting them to invest it according to their preferences and objectives. After considering other alternatives, such as retaining all of the excess funds for possible future acquisitions or paying a special cash dividend, the Board of Directors concluded that the Offer was the preferable alternative for enhancing stockholder value. The Company believes that following completion of the Offer, its cash and cash equivalents, projected cash flow from operations and credit available under its lines of credit will be adequate to meet the Company's cash needs for normal operations and anticipated capital expenditures for the foreseeable future. In addition, the Company believes that, in light of the Company's financial position, the consummation of the Offer should not foreclose possible future acquisitions.

    The Offer gives stockholders the opportunity to sell Shares at prices greater than market prices prevailing prior to announcement of the Offer. The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $25.00 nor less than $22.00 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. The Offer also allows stockholders (other than, in the event of proration, Odd Lot Owners who complete the section captioned "Odd Lots" in the Letter of Transmittal) to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. Any Odd Lot Owner whose Shares are purchased pursuant to the Offer not only will avoid any payment of brokerage commissions, but also will avoid any applicable odd lot discounts payable on sales of odd lots on the NYSE.

    Stockholders whose Shares are not purchased in the Offer will realize an increase in their percentage ownership interest in the Company and thus, in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. Because of the smaller number of Shares outstanding after consummation of the Offer, increases or decreases in net earnings will result in proportionately greater increases or decreases in earnings per Share. See Section 11.

    See Section 12 for information regarding certain effects of the Offer on the market for the Shares.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 8.

    In November 1995, the Company announced that its Board of Directors had authorized the repurchase of Shares for an aggregate consideration not to exceed $15.0 million (the "Repurchase Program"). As of August 1, 1996, the last date on which the Company purchased Shares pursuant to the Repurchase Program, the Company had repurchased on the open market an aggregate of 102,150 Shares at an average price of approximately $17.29 per Share. The Offer is not part of the Repurchase Program.

    Although the Company has no current plans to acquire additional Shares other than as disclosed in this Offer to Purchase, the Company may in the future purchase additional Shares in the open market (pursuant to the Repurchase Program or otherwise), in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, alternative investment opportunities available to the Company, the results of the Offer, the Company's business and financial position and general economic and market conditions.

    Shares the Company acquires pursuant to the Offer will be treated as treasury shares and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of NYSE or any other securities exchange on which the Shares are then listed). Such Shares could be issued without stockholder approval for such purposes as, among others, the acquisition of other businesses, the raising of additional capital for use in the Company's business, the distribution of stock dividends and the implementation of, or the satisfaction of obligations under, stock option and employee benefit plans. Except for the issuance of Shares under the Company's stock option and employee benefit plans, the Company has no current plans for reissuance of the Shares it may acquire pursuant to the Offer or issuance of any other authorized but unissued shares.

    Except as disclosed in this Offer to Purchase, the Company has no present plans or proposals which relate to or would result in the following: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company, including, but not limited to any plan or proposal to change the number or the term of office of directors (except for the annual election of directors at the Company's 1997 Annual Meeting of Stockholders), to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or By-Laws or any other actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or
(j) the suspension of the Company's obligation to file reports pursuant to
Section 15(d) of the Exchange Act. The Company's Proxy Statement for the Annual Meeting of Stockholders to be held on May 7, 1997 contains a proposal by the Company for stockholders to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares. Such increase in the number of authorized shares could, under certain circumstances, increase the ability of the Company to take actions, such as the issuance of additional Shares, that could impede the acquisition of control of the Company.

11. CERTAIN INFORMATION ABOUT THE COMPANY.

GENERAL

    The Company, through its subsidiaries, is engaged primarily in the automotive and industrial components business and the specialty chemicals business. The Company designs, produces and sells O-rings and other seals and molded elastomeric and thermoplastic polymer products. The Company also formulates, produces and sells specialty chemical products, service programs and automotive service equipment and distributes, primarily in southern California, locks and hardware products manufactured by others.

    The Company is a Delaware corporation. Its principal executive offices are located at 500 North State College Boulevard, Suite 700, Orange, California 92868, and its telephone number is (714) 938-3700.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following presents certain summary historical consolidated financial information of the Company and its subsidiaries. The summary historical consolidated financial information at and for the years ended December 31, 1996 and December 31, 1995 is derived from the audited consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996. This information should be read in conjunction with, and is qualified in its entirety by reference to, such audited consolidated financial statements and their related notes. See "Additional Information" below.

                           WYNN'S INTERNATIONAL, INC.
             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                  (in thousands, except share data and ratios)

                                                                                          YEAR ENDED DECEMBER 31
                                                                                        --------------------------
                                                                                            1996          1995
                                                                                        ------------  ------------
INCOME STATEMENT DATA
---------------------
REVENUES:
Net sales.............................................................................  $    288,531  $    262,584
Interest income.......................................................................         1,763           943
                                                                                        ------------  ------------
                                                                                             290,294       263,527
                                                                                        ------------  ------------
Costs and Expenses:
Cost of sales.........................................................................       174,440       157,398
Selling, general and administrative...................................................        81,719        78,279
Interest expense......................................................................           217         1,350
                                                                                        ------------  ------------
                                                                                             256,376       237,027
                                                                                        ------------  ------------
Income from continuing operations before taxes based on income........................        33,918        26,500
Provision for taxes based on income...................................................        12,617         9,799
                                                                                        ------------  ------------
Income from continuing operations.....................................................        21,301        16,701
                                                                                        ------------  ------------
Discontinued operations:
  Income (loss) from discontinued operations, net of income taxes (benefits) of $14
    and $(691), respectively..........................................................            16        (1,258)
  Loss on disposal of discontinued operations, net of income tax benefits of $4,643...          (879)           --
                                                                                        ------------  ------------
Net income............................................................................  $     20,438  $     15,443
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Earnings (loss) per share of common stock:
  Primary:
    Continuing operations.............................................................  $       1.50  $       1.21
    Discontinued operations:
      Income (loss) from operations...................................................            --          (.09)
      Loss on disposal................................................................          (.06)           --
                                                                                        ------------  ------------
        Total.........................................................................  $       1.44  $       1.12
                                                                                        ------------  ------------
                                                                                        ------------  ------------
  Fully diluted.......................................................................  $       1.43  $       1.10
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Shares used to calculate earnings (loss) per share:
  Primary.............................................................................    14,233,872    13,780,365
  Fully diluted.......................................................................    14,307,395    14,053,598
Ratio of earnings to fixed charges....................................................          36.3          14.0


                                                                                               DECEMBER 31
                                                                                        --------------------------
                                                                                            1996          1995
                                                                                        ------------  ------------
BALANCE SHEET DATA
------------------
Cash and cash equivalents.............................................................  $     53,304  $     23,127
Other current assets..................................................................       100,698       109,644
Total current liabilities.............................................................        64,413        54,595
Working capital.......................................................................        89,589        78,176
Total assets..........................................................................       205,105       177,822
Long-term debt........................................................................            --            75
Stockholders' equity..................................................................       132,952       116,233
Long-term debt to stockholders' equity ratio..........................................            --            --
Book value per common share...........................................................  $       9.72  $       8.57

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following summary unaudited pro forma consolidated financial information assumes the Company repurchases 1,100,000 Shares pursuant to the Offer at prices of $22.00 and $25.00 per Share and incurs fees and expenses of $450,000 related to the Offer. The pro forma adjustments assume that the transaction occurred, for the purposes of the consolidated statement of income, as of the first day of the period presented, and for purposes of the consolidated balance sheet, as of its date. The summary unaudited pro forma consolidated financial information should be read in conjunction with the summary historical consolidated financial information and does not purport to be indicative of the results which may be obtained in the future or which would actually have been obtained had the Offer occurred as of the dates indicated. There can be no assurance that the Company will purchase 1,100,000 Shares or of the price at which Shares will be purchased.

                           WYNN'S INTERNATIONAL, INC.
                          SUMMARY UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION
                  (in thousands, except share data and ratios)

                                                                                YEAR ENDED DECEMBER 31, 1996
                                                                             ----------------------------------
                                                                                         PRO FORMA (UNAUDITED)
                                                                                         ----------------------
                                                                                         AT $22.00   AT $25.00
                                                                                            PER         PER
                                                                             HISTORICAL   SHARE(a)    SHARE(a)
                                                                             ----------  ----------  ----------
INCOME STATEMENT DATA
---------------------
Revenues:
Net sales..................................................................  $  288,531  $ 288,531   $ 288,531
Interest income............................................................       1,763        469         296
                                                                             ----------  ----------  ----------
                                                                                290,294    289,000     288,827
                                                                             ----------  ----------  ----------
Costs and Expenses:
Cost of sales..............................................................     174,440    174,440     174,440
Selling, general and administrative........................................      81,719     81,719      81,719
Interest expense...........................................................         217        217         217
                                                                             ----------  ----------  ----------
                                                                                256,376    256,376     256,376
                                                                             ----------  ----------  ----------
Income from continuing operations before taxes based
  on income................................................................      33,918     32,624      32,451
Provision for taxes based on income........................................      12,617     12,112      12,045
                                                                             ----------  ----------  ----------
Income from continuing operations..........................................      21,301     20,512      20,406
                                                                             ----------  ----------  ----------
Discontinued operations:
  Income from discontinued operations, net
    of income taxes of $14.................................................          16         16          16
  Loss on disposal of discontinued operations, net
    of income tax benefits of $4,643.......................................        (879)      (879 )      (879 )
                                                                             ----------  ----------  ----------
Net income.................................................................  $   20,438  $  19,649   $  19,543
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Earnings (loss) per share of common stock:
  Primary:
    Continuing operations..................................................  $     1.50  $    1.56   $    1.55
    Discontinued operations:
      Income from operations...............................................          --         --          --
      Loss on disposal.....................................................        (.06)      (.06 )      (.06 )
                                                                             ----------  ----------  ----------
        Total..............................................................  $     1.44  $    1.50   $    1.49
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
  Fully diluted............................................................  $     1.43  $    1.49   $    1.48
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Shares used to calculate earnings (loss) per share:
  Primary..................................................................  14,233,872  13,133,872  13,133,872
  Fully diluted............................................................  14,307,395  13,207,395  13,207,395
Ratio of earnings to fixed charges.........................................        36.3       34.9        34.7


                                                                                     DECEMBER 31, 1996
                                                                             ----------------------------------
                                                                                         PRO FORMA (UNAUDITED)
                                                                                         ----------------------
                                                                                         AT $22.00   AT $25.00
                                                                             HISTORICAL  PER SHARE   PER SHARE
                                                                             ----------  ----------  ----------
BALANCE SHEET DATA
------------------
Cash and cash equivalents..................................................  $   53,304  $  28,654   $  25,354
Other current assets.......................................................     100,698    100,698     100,698
Total current liabilities..................................................      64,413     64,413      64,413
Working capital............................................................      89,589     64,939      61,639
Total assets...............................................................     205,105    180,455     177,155
Long-term debt.............................................................          --         --          --
Stockholders' equity.......................................................     132,952    108,302     105,002
Long-term debt to stockholders' equity ratio...............................          --         --          --
Book value per common share................................................  $     9.72  $    8.61   $    8.35

------------------------------

(a) Lower interest income is due to the assumed use of cash and cash equivalents to purchase Shares pursuant to the Offer. The reduction in interest income assumes that cash equivalents had earned interest at the rate of 5.25% per annum. The lower number of Shares used to calculate pro forma earnings
    (loss) per share assumes 1,100,000 Shares were purchased as of the first day of the period presented. There can be no assurance that the Company will purchase 1,100,000 Shares or of the price at which Shares will be purchased.

ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements and reports certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal owners of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") with the Commission, which includes certain additional information relating to the Offer.

    Such material may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Reports, proxy materials and other information about the Company are also available at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Copies may also be obtained by mail for prescribed rates from the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The Schedule 13E-4 will not be available at the Commission's regional offices. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are also publicly available through the Commission Web Site (http://www.sec.gov).

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

    The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders, either of which may adversely affect the liquidity and value of Shares held by remaining stockholders. Nonetheless, the Company anticipates that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, the Company believes that its purchase of Shares pursuant to the Offer will not cause its remaining Shares to be delisted from such exchange.

    The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations. Eligibility for treatment as margin securities will, however, continue to depend on maintenance of a minimum daily trading volume.

    The Shares are registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following summary is a general discussion of certain of the United States federal income tax consequences of the Offer.

    This summary is based upon the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive legislative, judicial or administrative changes and interpretation. No ruling as to any matter discussed in this summary has been requested or received from the Internal Revenue Service (the "IRS") and the Company has no intention to request or receive any such ruling.

    IN GENERAL. A stockholder's sale of Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. This summary does not discuss any aspects of state, local, foreign or other tax laws. Certain stockholders (including insurance companies, tax-exempt organizations, financial institutions, broker dealers and stockholders who have acquired their Shares upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. For purposes of this discussion, stockholders are assumed to hold their Shares as "capital assets" (within the meaning of Section 1221 of the Code).

    TREATMENT AS A SALE OR EXCHANGE. Under Section 302 of the Code, a sale of Shares to the Company pursuant to the Offer will, as a general rule, be treated as a "sale or exchange" of the Shares (rather than as a distribution by the Company with respect to the Shares held by the tendering stockholder) for United States federal income tax purposes if the receipt of cash upon the sale: (a) is "substantially disproportionate" with respect to the stockholder; (b) is in "complete redemption" of the stockholder's interest in the Company; or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. These tests (the "Section 302 tests") are explained more fully below. Notwithstanding the foregoing, the rules on "collapsible corporations" might, if they applied, cause a stockholder's gain to be ordinary income (rather than capital gain). Because of its long operating history, the nature of its assets and other factors, the Company believes it is not a "collapsible corporation."

    If any of the Section 302 tests is satisfied, a tendering stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. If the Shares have been held for more than one year, the gain or loss will be long-term capital gain or loss. Therefore, a tendering stockholder may wish to take the various tax bases and holding periods of his Shares, if such characteristics are not uniform, into account in determining which Shares to tender. However, it should be noted that President Clinton's Fiscal Year 1998 Budget Proposal would amend the Code to provide that in the case of substantially identical securities (such as the Shares), the tax basis of the securities would be determined on an average basis. In its current form, the proposal would be effective for determinations made 30 days after the date of enactment.

    CONSTRUCTIVE OWNERSHIP OF STOCK. In determining whether any of the Section 302 tests is satisfied, a stockholder must take into account not only Shares actually owned by the stockholder, but also Shares that are considered as being owned by the stockholder ("constructive ownership") pursuant to Section 318 of the Code. Under Section 318, a stockholder is deemed to own Shares actually owned, and in some cases

Shares constructively owned, by certain related individuals and entities in which the stockholder has an interest, or, in the case of stockholders that are entities, by certain individuals or entities that have an interest in the stockholder, as well as any Shares the stockholder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

    THE SECTION 302 TESTS. One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale rather than as a dividend distribution:

        (a) SUBSTANTIALLY DISPROPORTIONATE TEST. The receipt of cash by a stockholder will be substantially disproportionate with respect to the stockholder if the percentage of the outstanding voting stock of the Company actually and constructively owned by the stockholder immediately following the sale of Shares pursuant to the Offer (treating Shares sold pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by the stockholder immediately before the sale (treating Shares sold pursuant to the Offer as outstanding). Stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances.

        (b) COMPLETE REDEMPTION TEST. The receipt of cash by a stockholder will be in complete redemption of the stockholder's interest if either (1) all of the stock of the Company that is actually and constructively owned by the stockholder is sold pursuant to the Offer or (2) all of the stock of the Company actually owned by the stockholder is sold pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of stock of the Company constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. Stockholders considering making such an election should do so in consultation with their tax advisors.

        (c) NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, such stockholder may nonetheless be able to satisfy the "not essentially equivalent to a dividend" test. The receipt of cash by a stockholder will be "not essentially equivalent to a dividend" if the stockholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" of the stockholder's proportionate interest in the Company. Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder's proportionate interest will depend on the stockholder's particular facts and circumstances. However, in the case of a small minority stockholder, even a small reduction may satisfy this test where, as expected in the case of the Offer, payments will not be pro rata with respect to all outstanding Shares. Stockholders expecting to rely upon the "not essentially equivalent to a dividend" test should, therefore, consult with tax advisors as to its application in their particular situation.

    Although the issue is not free from doubt, it may be possible for a tendering stockholder to satisfy one of the above three tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually owned (or by causing another to sell or otherwise dispose of all or some of the Shares that are constructively owned) by such stockholder but are not purchased pursuant to the Offer. Correspondingly, a tendering stockholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of Shares by such stockholder or by some person or entity whose Shares would be treated as constructively owned by such stockholder. Stockholders should consult their tax advisors regarding the tax consequences of such sales or acquisitions in their particular circumstances.

    In the event that the Offer is oversubscribed, the Company's purchase of Shares pursuant to the Offer will be prorated. Thus, in such case even if all the Shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, not all of the Shares will be purchased by the Company, which in turn may affect the stockholder's ability to satisfy one or more of the
Section 302 tests.

    TREATMENT AS A DIVIDEND. If none of the Section 302 tests is satisfied and if as anticipated (although there can be no assurance) the Company has sufficient "earnings and profits" (as that term is used in

Section 316(a) of the Code), a tendering stockholder will be treated as having received a dividend includable in gross income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer. This amount will not be reduced by the stockholder's tax basis in the Shares sold pursuant to the Offer, and (except as described below for corporate stockholders eligible for the dividends-received deduction) the stockholder's tax basis in those Shares will be added to the stockholder's tax basis in his or her remaining Shares. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular stockholder, and thus no assurance can be given that any particular stockholder will not be treated as having received a dividend taxable as ordinary income. Any cash received for Shares pursuant to the Offer in excess of the Company's "earnings and profits" will be treated, first, as a non-taxable return of capital to the extent of the stockholder's basis for such stockholder's Shares, and, thereafter, as a capital gain to the extent it exceeds such tax basis.

    CORPORATE STOCKHOLDER DIVIDEND TREATMENT. If a sale of Shares by a stockholder which is a corporation is treated as a dividend, the corporate stockholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. Corporate stockholders should, however, consider the effect of Section 246(c) of the Code, which disallows the 70% dividends-received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate stockholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the total adjusted tax basis in the Shares. In addition, in the likely event that the Company does not purchase an equal percentage of each stockholder's Shares, any amount received by a corporate stockholder pursuant to the Offer that is treated as a dividend would probably constitute an "extraordinary dividend" under Section 1059 of the Code. For this purpose, all dividends received by a stockholder within, and having their ex-dividend date within, an 85-day period (expanded to a 365-day period in the case of dividends received in such period that in the aggregate exceed 20% of the stockholder's adjusted tax basis in the Shares) are aggregated and also treated as extraordinary dividends. Accordingly, a corporate stockholder would be required under Section 1059(a) of the Code to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the dividend (i.e., the portion of the dividend for which a deduction is allowed), and if such portion exceeds the stockholder's tax basis for its Shares, to treat the excess as gain from the sale of such Shares in the year in which a sale or disposition of such Shares occurs (which, in certain circumstances, may be the year in which Shares are sold pursuant to the Offer), thereby creating "negative basis" in such Shares. Even if the purchase of Shares pursuant to the Offer is pro rata with respect to all stockholders, however, any amount received by a corporate stockholder could nevertheless be considered an "extraordinary dividend" under Section 1059 of the Code unless such corporation's stock has been held for more than two years (excluding periods during which the corporation's risk of loss with respect to the stock has been diminished by reason of the existence of certain options or other transactions). President Clinton's Fiscal Year 1998 Budget Proposal would make certain changes to the dividend treatment of corporate stockholders described above. The dividends received deduction would be reduced from 70% to 50% for dividends paid or accrued after the 30th day after the date of enactment. In addition, the proposal would require immediate gain recognition whenever the basis of stock, with respect to which any extraordinary dividend was received, is reduced below zero. In its current form the latter change would apply to distributions after certain designated dates in 1995, and therefore if enacted could apply to a sale of Shares by a corporate stockholder pursuant to the Offer if the sale is treated as a dividend.

    Corporate stockholders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer.

    BACKUP WITHHOLDING. See Section 3 concerning the potential application of federal backup withholding.

    FOREIGN STOCKHOLDERS. The Company will assume that the exchange is a dividend as to foreign stockholders and will therefore withhold federal income tax at a rate equal to 30% of the gross proceeds paid to a foreign stockholder or his agent pursuant to the Offer, unless the Company and the Depositary determine that: (a) the sale of its Shares pursuant to the Offer will qualify as a sale or exchange (and not as a dividend) for federal income tax purposes, in which case no withholding will be required, (b) the foreign stockholder is eligible, under a tax treaty, for a reduced rate of withholding with respect to dividend income, in which case the Depositary will withhold at the reduced treaty rate, or (c) the foreign stockholder is exempt from withholding because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not
(a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (d) a trust with respect to which (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and (2) one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

    Generally, the determination of whether a reduced rate of withholding is applicable is made by reference to a foreign stockholder's address or to a properly completed Form 1001 furnished by the stockholder, and the determination of whether an exemption from withholding is available on the grounds that gross proceeds paid to a foreign stockholder are effectively connected with a United States trade or business is made on the basis of a properly completed Form 4224 furnished by the stockholder. The Depositary will determine a foreign stockholder's eligibility for a reduced rate of, or exemption from, withholding by reference to the stockholder's address and any Forms 1001 or 4224 submitted to the Depositary by a foreign stockholder unless facts and circumstances indicate that such reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the Depositary. See the instructions to the Letter of Transmittal.

    A foreign stockholder with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the stockholder satisfies one of the Section 302 tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Foreign stockholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

    THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE CONSTRUCTIVE STOCK OWNERSHIP RULES MENTIONED ABOVE.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

    The Company expressly reserves the right, at any time or from time to time, in its sole discretion, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section
4. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not purchase, accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act. Rule 13e-4(f)(2) requires that the Company permit Shares tendered pursuant to the Offer to be withdrawn: (i) at any time during that period the Offer remains open; and (ii) if not yet accepted for payment, after the expiration of forty business days from the commencement of the Offer. Rule 13e-4(f)(5) requires that the Company must either pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of Shares the Company may purchase or the range of prices it may pay pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News service.

    If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES.

    The Company has retained Lehman Brothers as financial advisor and Dealer Manager in connection with the Offer for which it will receive fees of $250,000. The Company has also agreed to reimburse Lehman Brothers for its reasonable out-of-pocket expenses relating to the Offer, including reasonable fees and expenses of counsel, and to indemnify Lehman Brothers against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Lehman Brothers has also rendered various investment banking and other advisory services to the Company in the past, for which it has received customary compensation.

    The Company has retained D. F. King & Co., Inc. as Information Agent and Harris Trust Company of New York as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, fax, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services. The Company will also reimburse the Depositary and the Information Agent for their reasonable out-of-pocket expenses relating to the Offer, including reasonable fees and expenses of counsel, and has agreed to indemnify the Depositary and the Information Agent against certain liabilities in connection with the

Offer, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

    The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than Lehman Brothers) for soliciting any Shares pursuant to the Offer. The Company will, however, on request through the Information Agent, reimburse such persons for reasonable and customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial-owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17. MISCELLANEOUS.

    The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or Blue Sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by Lehman Brothers as Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                           WYNN'S INTERNATIONAL, INC.

March 26, 1997

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

    Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                        HARRIS TRUST COMPANY OF NEW YORK

        BY HAND:             BY OVERNIGHT COURIER:            BY MAIL:
     Receive Window             77 Water Street             P.O. Box 1023
  77 Water Street--5th             4th Floor             Wall Street Station
          Floor            New York, New York 10005   New York, New York 10268
New York, New York 10005

      BY FACSIMILE:            TELEPHONE NUMBER:      TO CONFIRM BY TELEPHONE:
     (212) 701-7636             For Information            (212) 701-7624
     (212) 701-7640              Call Collect
                                (212) 701-7624

    Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address below. You may also contact the Dealer Manager or your broker, dealer, commercial bank or trust company for assistance concerning the Offer. To confirm delivery of your Shares, you are directed to contact the Depositary.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D. F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                         (212) 269-5550 (Call Collect)
                           (800) 207-2014 (Toll-free)

                      THE DEALER MANAGER FOR THE OFFER IS:

                                LEHMAN BROTHERS

                             555 California Street
                        San Francisco, California 94104
                         (415) 274-5263 (Call Collect)